Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

KalVista Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	500,000 (2)	$9.48	$4,740,000	$0.00011020	$522
Total Offering Amounts							$522
Total Fee Offsets(5)							—
Net Fee Due							$522

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2021 Equity Inducement Plan, as amended and restated (the “Amended and Restated 2021 Equity Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s common stock.

(2) Represents additional shares of Registrant’s common stock reserved for issuance upon the exercise of stock options and the settlement of restricted stock unit awards under the Amended and Restated 2021 Equity Inducement Plan to be granted by the Registrant to certain employees as a material inducement to their acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(3) Estimated under Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the common stock as quoted by The Nasdaq Global Market on June 15, 2023, which date is within five business days prior to the filing of the Registration Statement.

(4) Rounded up to the nearest cent.

(5) The Registrant does not have any fee offsets.